Exhibit 99.1

CHASE CORPORATION

ANNUAL INCENTIVE PLAN

Fiscal Year 2016

The Company, in addition to salary and benefits provides further cash compensation to key employees based on achieving preset annual goals.

The plan is maintained and paid at the sole discretion of the Board of Directors and may be modified or suspended at any time by the Board.

Upon approval by the Board of Directors, the CFO will administer the plan.

It is the intent of the Board of Directors to exclude the effect of unusual events and expenses from the calculation.  The Compensation and Management Development Committee is given the authority by the Board to use its discretion in determining relevant exclusions.

Targets, awards, opportunities and associated performance award methodology and eligibility requirements will be established by the Compensation and Management Development Committee for the Executive Chairman, Chief Executive Officer, and Chief Financial Officer and approved by the Board of Directors.  For senior management, the Executive Chairman and the CEO will jointly make recommendations to be approved by the Compensation and Management Development Committee.  For all other employees the Executive Chairman and the CEO will be the approval authority.  See schedule below for award opportunities for the executive officers:

Budgeted Adjusted EBITDA is the target.  Payment threshold is 90% which yields 50% of individual award opportunity.  From 90% to 100% performance — award increases proportionately between 50 and 100%.  Between 100 and 120% of target award is proportionate between 100% and 200%.

Actual v. Target	Award Earned
90%	50%
95%	75%
100%	100%
105%	125%
110%	150%
115%	175%
120%	200%

In order for any amounts to be payable under this Annual Incentive Plan, actual results must meet a threshold level of 90% of the target.  There is a cap on the incentive payments of 200% achieved at 120% of target.

Payment is made in cash no later than 75 days from the close of the fiscal year.

Award Opportunity

Executive Chairman	100% of base salary for 100% achievement of target. At 90% of target award is 50% of base salary. For results in excess of target, award increases to 200% of base salary at 120% of target.

Chief Executive Officer	50% of base salary for 100% achievement of target. At 90% of target award is 25% of base salary. For results in excess of target, award increases to 100% of base salary at 120% of target.

Chief Financial Officer	30% of base salary for 100% achievement of target. At 90% of target award is 15% of base salary. For results in excess of target, award increases to 60% of base salary at 120% of target.

In addition to the financial targets the Compensation and Management Development Committee may choose to establish qualitative measurement criteria.  Together with the financial measures these are referred to as critical success factors (CSF).  When utilized, the Executive Chairman’s and the CEO’s CSFs and appropriate weightings are approved by the Board.  The Executive Chairman and the CEO will jointly approve all others.

Other management and non-union bonus participants will have opportunities established by the Executive Chairman and the CEO.

To be eligible an employee must be on the active payroll when the bonus is paid and for at least 6 months prior to the end of the fiscal year.